UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2011

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Entry into Joint Venture and Joint Venture Acquisition of 1635 N. Cahuenga
On August 1, 2011, KBS Strategic Opportunity REIT, Inc. (the "Company"), through an indirect wholly owned subsidiary, and Goldstein Planting Partners, LLC and its affiliates (collectively, "GPI"), entered into a joint venture agreement, and on August 3, 2011, the joint venture acquired an office building containing 34,711 rentable square feet located on approximately 15,241 square feet of land in Los Angeles, California (the "1635 N. Cahuenga Building") from the Ya Ya Company (the "Seller"). Neither GPI nor the Seller are affiliated with the Company or KBS Capital Advisors LLC, the Company's external advisor. The contractual purchase price of the 1635 N. Cahuenga Building was approximately $7.3 million plus closing costs.
The Company owns a 70% equity interest in the joint venture that owns the 1635 N. Cahuenga Building. The Company funded its initial capital contribution to the joint venture with proceeds from the Company's ongoing initial public offering. One of the GPI affiliates is the managing member of the joint venture; however, its authority is limited, as the Company must give approval for any major decisions involving the joint venture or the 1635 N. Cahuenga Building. The Company holds a 70% equity interest in the joint venture and income, losses and distributions are generally allocated based on the members' respective equity interests.
The joint venture funded the acquisition of the 1635 N. Cahuenga Building with funds contributed to the joint venture by its members and with proceeds from a $3.5 million mortgage loan from the Seller (the "1635 N. Cahuenga Mortgage Loan").
The 1635 N. Cahuenga Building was built in 1983 and renovated in 1997. At acquisition, it was 39% leased to five tenants. We intend to make significant renovations to the 1635 N. Cahuenga Building.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: August 5, 2010	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer